Exhibit 5.1

Goodwin Procter llp 2929 Arch Street, Suite #1700 Philadelphia, PA 19104 goodwinlaw.com +1 445 207 7800

April 13, 2023

Windtree Therapeutics, Inc.

2600 Kelly Road, Suite 100

Warrington, Pennsylvania 18976

Re:	Securities Registered under Registration Statement on Form S-1

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (File No. 333-269775) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Windtree Therapeutics, Inc., a Delaware corporation (the “Company”), of (i) up to an aggregate of 2,008,928 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (“Common Stock”), (ii) pre-funded warrants to purchase up to an aggregate of 2,008,928 shares of Common Stock (the “Pre-Funded Warrants,” and shares of Common Stock underlying the Pre-Funded Warrants, the “Pre-Funded Warrant Shares”), and (iii) accompanying warrants to purchase up to an aggregate of 2,008,928 shares of Common Stock (the “Common Warrants,” and shares of Common Stock underlying the Common Warrants, the “Common Warrant Shares”) covered by the Registration Statement. The Pre-Funded Warrants and the Common Warrants are referred to collectively herein as the “Warrants” and the Pre-Funded Warrant Shares and the Common Warrant Shares are referred to collectively herein as the “Warrant Shares.” The Shares and Warrants are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that:

1.	The Shares have been duly authorized and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non‑assessable.
2.	The Warrants have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will be valid and binding obligations of the Company.
3.

Assuming a sufficient number of authorized but unissued shares of Common Stock are available for issuance when the Warrants are exercised, the Warrant Shares, when and if issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours, /s/ Goodwin Procter LLP GOODWIN PROCTER LLP